Exhibit 10.8

AMENDMENT TO XL GROUP PLC
SUPPLEMENTAL DEFERRED COMPENSATION PLAN

WHEREAS, XL Group plc has petitioned the High Court of Ireland to approve a Scheme of Arrangement under the Irish Companies Act, the effect of which would be to impose a new holding company, incorporated in Bermuda, XL Group Ltd, as the ultimate parent holding company of the XL group of companies (the “Redomestication”); and
WHEREAS, XL Group plc maintains the XL Group plc Supplemental Deferred Compensation Plan (the “Plan”); and
WHEREAS, pursuant to its authority under Article VIII, Paragraph 11 of the Plan, the Board of Directors of XL Group plc wishes to amend the Plan in connection with the Redomestication;
NOW, THEREFORE, BE IT RESOLVED:

1.	THAT, the title of the Plan shall be the “XL Group Ltd Supplemental Deferred Compensation Plan.”

2.	THAT, the Plan shall be amended such that each occurrence of the term “XL Group plc” shall instead refer to “XL Group Ltd”.

3.	THAT, the definition of “Company” in Article I, Paragraph 10 of the Plan shall be amended to read in its entirety as follows:
“Company” means XL Group Ltd.

4.	THAT, subsection (a) of the definition of “Change in Control” in Article I, Paragraph 8 of the Plan shall be amended to read in its entirety as follows:
(a) any Person or Group acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the Total Fair Market Value or total voting power of the stock of the Company. However, if any Person or Group is considered to own more than 50% of the total Fair Market Value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control of the Company. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;

5.	THAT, the definition of “Participating Employer” in Article I, Paragraph 22 of the Plan shall be amended to read in its entirety as follows:
“Participating Employer” means the Company, XL Capital Ltd, XL Financial Solutions Ltd, XL Insurance (Bermuda) Ltd, XL Re Ltd, XL Investment Management Ltd, XL Life Ltd, XL Services (Bermuda) Ltd, XL Re Latin America Ltd, XL Financial Assurance Ltd, and each other Affiliate that, with the approval of the Administrator, joins the Plan by executing a declaration of joinder.

6.	THAT, the foregoing amendments shall become effective, and shall be conditioned, upon the consummation of the Redomestication.

7.	THAT, except as expressly amended hereby, the Plan remains in full force and effect.